PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)

                       LIGAND PHARMACEUTICALS INCORPORATED

                                                Filed Pursuant to Rule 424(b)(3)
                                                       Registration No. 333-1310

                          Prospectus Supplement No. 25
    (to Prospectus dated April 12, 2006, as supplemented and amended by that
              Prospectus Supplement No. 1 dated May 15, 2006, that
  Prospectus Supplement No. 2 dated June 12, 2006, that Prospectus Supplement
   No. 3 dated June 29, 2006, that Prospectus Supplement No.4 dated August 4, 2006, that Prospectus Supplement No. 5 dated August 9, 2006, that Prospectus
 Supplement No. 6 dated August 30, 2006, that Prospectus Supplement No. 7 dated September 11, 2006, that Prospectus Supplement No. 8 dated September 12, 2006, that Prospectus Supplement No. 9 dated October 2, 2006, that Prospectus Supplement No. 10 dated October 17, 2006, that Prospectus Supplement No. 11 dated October 20, 2006, that Prospectus Supplement No. 12 dated October 31,
2006, that Prospectus Supplement No.13 dated November 14, 2006, that Prospectus
  Supplement No. 14 dated November 15, 2006, that Prospectus Supplement No. 15 dated December 14, 2006, that Prospectus Supplement No. 16 dated January 5,
2007, that Prospectus Supplement No. 17 dated January 16, 2007, that Prospectus
  Supplement No. 18 dated February 5, 2007, that Prospectus Supplement No. 19 dated February 28, 2007, that Prospectus Supplement No. 20 dated March 5, 2007, that Prospectus Supplement No. 21 dated March 15, 2007, that Prospectus Supplement No. 22 dated March 16, 2007, that Prospectus Supplement No. 23 dated
  March 20, 2007, and that Prospectus Supplement No. 24 dated March 23, 2007)

         This Prospectus Supplement No. 25 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006, that Prospectus Supplement No. 2 dated June 12, 2006, that Prospectus Supplement No. 3 dated June 29, 2006, that Prospectus Supplement No. 4 dated August 4, 2006, that Prospectus Supplement No. 5 dated August 9, 2006, that Prospectus Supplement No. 6 dated August 30, 2006, that Prospectus Supplement No. 7 dated September 11, 2006, that Prospectus Supplement No. 8 dated September 12, 2006, that Prospectus Supplement No. 9 dated October 2, 2006, that Prospectus Supplement No. 10 dated October 17, 2006, that Prospectus Supplement No. 11 dated October 20, 2006, that Prospectus Supplement No. 12 dated October 31, 2006, that Prospectus Supplement No. 13 dated November 14, 2006, that Prospectus Supplement No. 14 dated November 15, 2006, that Prospectus Supplement No. 15 dated December 14, 2006, that Prospectus Supplement No. 16 dated January 5, 2007, that Prospectus Supplement No. 17 dated January 16, 2007, that Prospectus Supplement No. 18 dated February 5, 2007, that Prospectus Supplement No. 19 dated February 28, 2007, that Prospectus Supplement No. 20 dated March 5, 2007, that Prospectus Supplement No. 21 dated March 15, 2007, that Prospectus Supplement No. 22 dated March 16, 2007, that Prospectus Supplement No. 23 dated March 20, 2007, and that Prospectus Supplement No. 24 dated March 23, 2007), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.

         This Prospectus Supplement No. 25 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated March 29, 2007, as filed by us with the Securities and Exchange Commission.

         This Prospectus Supplement No. 25 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 25 updates or supersedes the information contained in the Prospectus.

         Our common stock is traded on The Nasdaq Global Market under the symbol "LGND." On March 28, 2007, the closing price of our common stock was $10.24 per share.

         Investing in our common stock involves risk. See "Risk Factors" beginning on page 7 of the Prospectus and beginning on page 17 of Prospectus Supplement No. 22.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 25 is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement No. 25 is March 29, 2007.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 28, 2007

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858)550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

         The information provided in Item 8.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

ITEM 8.01 OTHER EVENTS.

          As previously reported on the Current Report on Form 8-K filed on March 23, 2007, the Board of Directors (the "Board") of Ligand Pharmaceuticals Incorporated (the "Company") declared a special one-time cash dividend of $2.50 per share of common stock, payable on April 19, 2007, to stockholders of record on April 5, 2007. The ex-dividend date is expected to be on or about April 16, 2007.

         Pursuant to the Company's employee stock option plans, on March 28, 2007, the Compensation Committee of the Board approved an equitable adjustment to all outstanding stock options as of the ex-dividend date to reflect this one-time special cash dividend that will protect holders of unexercised stock options as the stock price adjusts due to this one-time special cash dividend. The equitable adjustment approved by the Compensation Committee of the Board is intended to create parity for the Company and the option holder such that before-dividend and post-dividend positions are economically equivalent.

         The equitable adjustment shall consist of a reduction in the per share exercise price of such options in an amount up to $2.50, or, if the per share exercise price prior to the adjustment is equal to or less than $2.50, then the exercise price of such stock option shall be reduced to the par value per share of the Company's common stock. The adjustment will occur on the ex-dividend date. Such adjustment to outstanding options is expected to result in the recognition of compensation expense in the Company's consolidated financial statements under the requirements of Statement of Financial Standards No. 123
(R), "Share-Based Payment". This expense could be material.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                                             LIGAND PHARMACEUTICALS INCORPORATED




    Date: March 29, 2007                     By:    /s/ Tod G. Mertes
                                             Name:  Tod G. Mertes
                                             Title: Interim CFO